Exhibit 99.1

Unilife Corporation Announces Financial Results

For the Fourth Quarter and Full Fiscal Year 2014

York, PA (September 9, 2014) Unilife Corporation (“Unilife” or “Company”) (NASDAQ:UNIS; ASX: UNS), a developer and supplier of injectable drug delivery systems, today announced its financial results for the fiscal fourth quarter and full fiscal year ending June 30, 2014.

Recent Highlights

•	Revenue for the Full Fiscal Year of 2014 was $14.7 million, an increase of approximately $12 million or over 400% compared to the prior year. Deferred revenue, which is cash that has been collected and is expected to be recognized within the coming 24 months, for the Full Fiscal Year of 2014 increased to $13.3 million.

•	Cash receipts from customers were $23.7 million for the Full Fiscal Year of 2014, an increase of $22.5 million compared to the prior year.

•	The net operating cash flow loss was narrowed by 20% over the year before, despite a significant increase in R&D investments. Over half of the Company’s total annual operating expenses were invested in R&D during the Full Fiscal Year of 2014.

•	At the end of the fourth quarter of Fiscal Year 2014, Unilife had 12 active customer programs, an increase of two programs since the end of the prior quarter, across all six of its product platforms.

•	Since July 1, 2014, Unilife has commenced commercial sales of the Unifill® syringe utilizing an existing commercial manufacturing line. Commercial sales of other products from the Unifill family, including the Unifill Finesse® and the Unifill Nexus™, are scheduled to commence during the middle of the 2015 fiscal year on additional manufacturing lines that are either in the process of being configured or are now operational and in the process of being qualified.

Mr. Alan Shortall, Chairman and CEO of Unilife, commented: “Fiscal 2014 was a year of rapid growth in revenue, customers, supply agreements and production capabilities. Having made significant investments in R&D during the last three years, we have achieved a critical mass in product range, capabilities and industry expertise. Those investments are now generating revenue at an attractive growth rate as we enter into and execute upon supply agreements with a growing number of pharmaceutical customers.”

“During Fiscal Year 2015, we look forward to achieving significant growth in revenue via commercial sales, customization fees and upfront payments from a multitude of customers and active programs. In parallel, we expect to increase capital expenditures in response to growing customer demand while moderating our investments in R&D and keeping SG&A largely stable. We also look forward to completing a number of additional significant supply agreements, which have taken longer than originally anticipated to complete but are now approaching the finish line. Based upon current cash on hand including the recently completed ATM, along with scheduled payments under existing and imminent agreements, we feel confident that we will have sufficient cash to offset our full year operating activities for fiscal 2015,” Mr. Shortall concluded.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400     F + 717 384 3401    E info@unilife.com    W www.unilife.com

Financial Results for the Full Fiscal Year 2014

Revenue for the Full Fiscal Year of 2014 was $14.7 million, compared to $2.7 million for the same period in 2013. Deferred revenue increased to $13.3 million as of June 30, 2014. The Company’s net loss for the Full Fiscal Year of 2014 was $57.9 million, or $0.59 per share, compared to a net loss of $63.2 million, or $0.78 per share, for fiscal year 2013.

Adjusted net loss for the Full Fiscal Year of 2014 was $38.8 million, or $0.40 per share, compared to $38.0 million or $0.47 per share for the prior year. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization, interest expense and the change in fair value of financial instruments.

Unilife reported $10.8 million in total cash and restricted cash at the end of Fiscal Year 2014, which ended on June 30, 2014. This does not include $12.4 million in net proceeds generated through the completion of our ATM facility in August 2014, or other cash receipts generated by customers since July 1, 2014.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. EDT on Tuesday, September 9, 2014, (Wednesday, September 10, 2014 at 6:30 a.m. AEST), to review the Company’s financial results, customer partnerships and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen-only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary technologies includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Each of these innovative and highly differentiated platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization and interest expense.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400     F + 717 384 3401    E info@unilife.com    W www.unilife.com

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Leigh Salvo	Jeff Carter

KCSA Strategic Communications	Westwicke Partners	Unilife Corporation

P: + 1 212-682-6300	P: + 1 415-513-1281	P: + 61 2 8346 6500

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400     F + 717 384 3401    E info@unilife.com    W www.unilife.com

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	June 30,
	2014	2013
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$8,368	$5,736
Restricted cash	2,400	2,400
Accounts receivable	1,860	654
Inventories	142	71
Prepaid expenses and other current assets	1,108	409

Total current assets	13,878	9,270
Property, plant and equipment, net	54,588	46,106
Goodwill	11,830	11,498
Intangible assets, net	18	23
Other assets	1,454	1,504

Total assets	$81,768	$68,401

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,583	$3,428
Accrued expenses	3,339	2,444
Current portion of long-term debt	613	3,826
Deferred revenue	717	3,010

Total current liabilities	8,252	12,708
Long-term debt, less current portion	54,835	20,045
Deferred revenue	12,550	50

Total liabilities	75,637	32,803

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of June 30, 2014; none issued or outstanding as of June 30, 2014 and 2013	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of June 30, 2014; 103,617,278 and 95,602,558 shares issued, and 103,588,608 and 95,573,888 shares outstanding as of June 30, 2014 and 2013, respectively	1,036	956
Additional paid-in-capital	296,169	268,157
Accumulated deficit	(293,731)	(235,832)
Accumulated other comprehensive income	2,797	2,457
Treasury stock, at cost, 28,670 shares as of June 30, 2014 and 2013	(140)	(140)

Total stockholders’ equity	6,131	35,598

Total liabilities and stockholders’ equity	$81,768	$68,401

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400     F + 717 384 3401    E info@unilife.com    W www.unilife.com

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue	$6,546	$667	$14,689	$2,743

Cost of product sales	—	1	—	128
Research and development	11,887	6,545	34,111	21,749
Selling, general and administrative	8,022	10,278	27,894	32,437
Depreciation and amortization	1,011	5,484	4,079	9,487

Total operating expenses	20,920	22,308	66,084	63,801

Operating loss	(14,374)	(21,641)	(51,395)	(61,058)
Interest expense	1,692	540	7,332	2,392
Interest income	(3)	(6)	(20)	(54)
Other income	(200)	(198)	(208)	(198)
Change in fair value of financial instruments	(600)	—	(600)	—

Net loss	$(15,263)	$(21,977)	$(57,899)	$(63,198)

Net loss per share:
Basic and diluted net loss per share	$(0.15)	$(0.25)	$(0.59)	$(0.78)

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400     F + 717 384 3401    E info@unilife.com    W www.unilife.com

UNILIFE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Net loss	$(15,263)	$(21,977)	$(57,899)	$(63,198)
Share-based compensation expense	1,441	6,089	8,316	13,287
Depreciation and amortization	1,011	5,484	4,079	9,487
Interest expense	1,692	540	7,332	2,392
Change in fair value of financial instruments	(600)	—	(600)	—

Adjusted net loss	$(11,719)	$(9,864)	$(38,772)	$(38,032)

Adjusted net loss per share – diluted	$(0.12)	$(0.11)	$(0.40)	$(0.47)

Unilife Corporation

250 Cross Farm Lane, York, PA 17406    T + 1 717 384 3400     F + 717 384 3401    E info@unilife.com    W www.unilife.com